Filed Pursuant to Rule 424(b)(5)

Registration No. 333-254366

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 26, 2021, and

Prospectus supplement dated May 1, 2023)

GD CULTURE GROUP LIMITED

310,168 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 844,351 shares of Common Stock

Up to 844,351 Shares of Common Stock issuable upon exercise of Pre-Funded Warrants

This Prospectus Supplement (this “Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus (including the information incorporated by reference therein, the “Base Prospectus”) filed by GD Culture Group Limited (the “Company”, “we”, “us” or “our”), dated March 26, 2021, that certain prospectus supplement filed by the Company, dated May 1, 2023 (including the information incorporated by reference therein, the “2023 Supplement” and, together with the Base Prospectus, the “Prospectus”), related to the offering of up to an aggregate of 310,168 shares of common stock (the “Common Shares”) of the Company, par value $0.0001 per share, pre-funded warrants to purchase up to an aggregate of 844,351 shares of common stock (the “Pre-funded Warrants”), and the shares of common stock that are issuable from time to time upon exercise of the Pre-funded Warrants (the “Pre-funded Warrant Shares”). The purchase price of each Common Share was $8.27. The purchase price of each Pre-funded Warrant was $8.269, which equals the price per Common Share being sold to the public in this offering, minus $0.001. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

In a concurrent private placement, the Company sold to such investors warrants to purchase up to 1,154,519 of our shares of common stock (the “Unregistered Warrants”) (and shares of common stock issuable upon the exercise of the Unregistered Warrants (the “Unregistered Warrant Shares”)). The Unregistered Warrants and the Unregistered Warrant Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the registration statement of which this Supplement and the Prospectus form a part and were not offered pursuant to this Supplement and the Prospectus. The Unregistered Warrants were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

We retained Univest Securities, LLC (the “Placement Agent”) as our placement agent in connection with the offering described below. We entered into a placement agency agreement (the “Placement Agency Agreement”) with the Placement Agent, pursuant to which the Company issued warrants to the Placement Agent to purchase up to 115,452 shares of Common Stock (equal to 5.0% of the aggregate number of Common Shares, Pre-funded Warrant Shares, and the Unregistered Warrant Shares) at an exercise price of $9.924 per share, which represents 120% of the offering price of each share (the “Placement Agent Warrants”). The Placement Agent Warrants and the common stock underlying the Placement Agent Warrants were not registered under the Securities Act, pursuant to the registration statement of which this Supplement and the Prospectus form a part and were not offered pursuant to this Supplement and the Prospectus. The Placement Agent Warrants were issued pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. We have also agreed to pay the Placement Agent a cash fee equal to 7% of the aggregate gross proceeds raised in this offering. We have also agreed to pay the Placement Agent a non-accountable expense allowance equal to 1% of the gross proceeds. The Placement Agent will also be reimbursed for certain out-of-pocket accountable expenses incurred in this offering up to $150,000.

The common stock of the Company is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GDC”. On May 16, 2023, the last reported sale price of the common stock as reported on Nasdaq was $6.33 per share.

This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

You should carefully read this supplement and the prospectus (including all of the information incorporated by reference therein) before you invest. Investing in our securities involves a high degree of risk, including that the trading price of shares has been subject to volatility and investors in this offering may not be able to sell their shares above the actual offering price or at all. See “Risk Factors” beginning on page S-10 of the 2023 Supplement and on page S-ii of the 2023 Supplement for a discussion of certain factors you should consider before investing in our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Supplement includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus supplement and the accompanying prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, including, without limitation, the discussion of whether and when potential acquisition transactions will close, expectations concerning our ability to increase our revenue, expectations with respect to operational efficiency, expectations regarding financing, and expectations concerning our business strategy, under “Prospectus Supplement Summary - Recent Developments,” of the 2023 Supplement are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus supplement and the accompanying prospectus, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement and the accompanying prospectus, and in the documents incorporated by reference herein and therein. We do not assume any obligation to update any forward-looking statements made by us except to the extent required by law.

REPRICING OF COMMON SHARE AND PRE-FUNDED WARRANT

On May 16, 2023, the Company entered into an amendment agreement to the securities purchase agreement dated May 1, 2023 in connection with the Common Shares and the Pre-Funded Warrants, pursuant to which the purchase price of each Common Share was increased to $8.35 and the purchase price of each Pre-funded Warrant was increased to $8.349.

The Company will receive net proceeds of $84,972.60, after deducting Placement Agent’s 7% cash fee and 1% non-accountable expense allowance, as a result of such amendments. The Company plans to use the net proceeds for working capital and general corporate purposes.

AMENDMENT TO THE EXERCISE PRICE OF UNREGISTERRED WARRANT IN A CONCURENT PRIVATE PLACEMENT

Concurrently, the Company also entered into an amendment agreement to the securities purchase agreement dated May 1, 2023 in connection with the Unregistered Warrants, pursuant to which the exercise price of each Unregistered Warrant was increased to $8.35 per share of common stock.

AMENDMENT TO THE EXERCISE PRICE OF PLACEMENT AGENT WARRANTS

As a result of such amendments and pursuant to the Placement Agency Agreement, the Company amended and restated the Placement Agent Warrants to increase the exercise price to $10.02 per share of common stock.

This Supplement is being filed to reflect the increase in the offer price of the Common Shares to $8.35 per share, the increase in the offer price of the Pre-funded Warrants to $8.349 per warrant and the increase in the exercise price of the Unregistered Warrants to $8.35 per share of common stock, effective May 16, 2023, as described above. The 2023 Supplement will remain in effect and, except as explicitly set forth herein, nothing in this Supplement is intended to modify the information set forth in the 2023 Supplement.

Univest Securities, LLC

The date of this prospectus supplement is May 16, 2023